                                                                    EXHIBIT 99.1

           MED DIVERSIFIED OBTAINS CREDIT SUPPORT VIA NEW SUBSIDIARY

LOWELL, Mass.--(BUSINESS WIRE)--April 4, 2002--Med Diversified, Inc. (AMEX:
MED - news), announced that it organized a new, special purpose subsidiary, American Reimbursement, LLC, prior to the end of its fiscal year for the purpose of acquiring and servicing a designated pool of medical accounts receivable, and completed the purchase of more than $100 million of receivables from third party sellers. The newly created subsidiary is issuing promissory notes to the sellers that obligate it to pay the sellers under the notes, only if and to the extent that collections, net of servicing and collection expenses, and bad debt reserves, are realized from the purchased receivables. Those promissory notes will each mature three years from their respective date of issuance with an effective interest rate of Libor. In addition, Med contributed approximately $24.5 million of its own accounts receivable to the subsidiary. Med has agreed to guarantee American Reimbursement's purchase obligations to the sellers in exchange for American Reimbursement's agreement to indemnify Med against any obligations it may have under $70,000,000 of subordinated debentures issued in 2001 by Med to Private Investment Bank Limited ("PIBL") that are due on June 28, 2002. In addition to this guaranty, Med has reserved for issuance to American Reimbursement up to 10 million shares of Med's common stock as additional collateral to support the indemnification obligations of American Reimbursement, which stock may be sold to generate proceeds to pay the debentures in the event that the purchased receivables do not generate sufficient proceeds to pay the debentures.

To support the indemnification obligation, American Reimbursement has granted Med a perfected security interest in all of its assets, which consist of the purchased and contributed accounts receivable. An independent third party and utilization of an independent lockbox arrangement will service the accounts receivable. The subsidiary's obligations to the sellers of the accounts receivable under the purchase money notes are subordinated and junior in right to its indemnification obligation to Med with respect to the debentures. Unless extended by Med, in its sole and absolute discretion, American Reimbursement's indemnification obligation to Med expires on June 26, 2002.

The Company also announced that it has been in discussions with representatives of PIBL regarding the extension of the debentures, the terms and conditions of pledging accounts receivable as collateral for the Company's obligations under the debentures, and the resolution of disputes surrounding the release of funds by and the amount owed to PIBL. No resolution of these matters was reached prior to Med's fiscal year. If these discussions are resolved to Med's satisfaction prior to June 26, 2002, it intends to extend American Reimbursement's indemnification obligation to a date consistent with the term of the debentures, as such term may be extended, in whole or in part, and to make the related collateral position available to PIBL. If a satisfactory agreement with PIBL cannot be reached, American Reimbursement's indemnification obligation, and the related collateral position, will not be made available to PIBL. To the extent not utilized for any obligations owed to PIBL, and subject to negotiations among Med, American Reimbursement, and the sellers of the accounts receivable, Med may seek to borrow the proceeds from the accounts receivable for general corporate purposes.

Commenting on this new subsidiary, Frank Magliochetti, Med's Chief Executive Officer, stated: "This new credit support facility provides us two principal benefits. First, we have a pool of assets that we can dedicate to honor any obligation we may have under the debentures. Second, if these assets are used for that purpose, our liquidity situation is improved under the 3 year Purchase Money Note issued to the Seller of the accounts receivables."

     About Med Diversified, Inc.

Med Diversified operates a series of companies in various sub-industries within health care including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see http://www.e-medsoft.com.

Statements in this news release that relate to management's expectations, intentions or beliefs are "forward looking statements" within the meaning of the federal securities laws. These forward looking statements include assumptions, beliefs and opinions relating to the Company's business. The Company expressly disclaims any intent or obligation to update any forward-looking statements. Actual results or events could differ materially from those anticipated in the forward looking statements due to a variety of factors set out above, including without limitation, those identified in reports and statements previously filed by the Company with the SEC, integration of business and management associated with the Company's business relationships and acquisitions, acceptance by customers of the Company's products, changing technology, competition in the health care market, government regulation of health care, the Company's limited operating history general economic conditions, availability of capital and other factors.

CONTACT:  Med Diversified
          Angeline Cook
          978-323-2543
          acook@meddiv.com